Exhibit (a)(1)(D)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor.

NOTICE OF CHANGE AND NOTICE OF VARIATION

by

of its

OFFER TO PURCHASE FOR CASH

up to US$27.5 million of its Common Shares without par value at a Purchase Price of
Not Less Than US$4.25 and Not More Than US$5.10 per Common Share

Cardiome Pharma Corp. (“Cardiome” or the “Company”) hereby gives notice to the holder of its common shares that it has amended its offer to purchase (the “Original Offer to Purchase”) and the accompanying issuer bid circular (the “Original Circular”), each dated September 1, 2009, pursuant to which Cardiome invited the holders of its common shares to deposit, for purchase and cancellation by the Company, common shares of the Company in order to (i) extend the period during which the Offer is open for acceptance to 5:00 p.m. (Eastern time) on October 13, 2009, unless further extended or withdrawn by the Company, and (ii) update certain information disclosed in the Original Offer to Purchase and Original Circular to reflect certain changes in information and other recent developments.

THIS OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (EASTERN TIME) ON OCTOBER 13, 2009 (THE “EXPIRATION DATE”), UNLESS FURTHER EXTENDED OR WITHDRAWN BY THE COMPANY.

In this Notice of Change and Notice of Variation (the “Notice”), references to the “Offer to Purchase” shall refer to the Original Offer to Purchase, as amended by this Notice, and references to the “Circular” shall refer to the Original Circular, as amended by this Notice. The Offer to Purchase, the Circular and the related Letter of Transmittal together constitute the “Offer”.

Unless the context requires otherwise or unless otherwise defined, defined terms used in this Notice have the same meaning as in the Original Offer to Purchase and the Original Circular. This Notice should be read in conjunction with the Original Offer to Purchase and Original Circular, and the related Letter of Transmittal and Notice of Guaranteed Delivery. Except as otherwise set forth in this Notice, the terms and conditions of the Offer previously set forth in the Original Offer to Purchase and Original Circular, and the related Letter of Transmittal, continue to be applicable in all respects.

If you have validly deposited and not withdrawn your common shares, you do not need to take any further action to accept the Offer.  If you have not tendered your common shares to the Offer and wish to do so, you must either:

•
deliver the certificate representing your common shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy) with signature guarantees, if required as described under Section 5 of the Original Offer to Purchase, “Procedure for Depositing Shares – Signature Guarantees”, and any other documents required by the Letter of Transmittal, to the Depository at one of the addresses listed in the Letter of Transmittal before the Offer expires;

•
if you cannot deliver the required documents to the Depository before the Offer expires, follow the guaranteed delivery procedures described under Section 5 of the Original Offer to Purchase, “Procedure for Depositing Shares – Guaranteed Delivery” before the Offer expires; or

•
if your common shares are held in the book-entry system, deposit your common shares in accordance with the procedures described under Section 5 of the Original Offer to Purchase, “Procedure for Depositing Shares – Book Entry Transfer Procedures” before the Offer expires.

September 25, 2009

Questions and requests for assistance may be directed to the Dealer Managers, in each case at the telephone numbers and addresses set forth on the back cover of this Notice. See Section 5 of the Original Offer to Purchase, “Procedure for Depositing Shares” and the instructions to the related Letter of Transmittal for instructions on how to deposit your common shares.  See Section 6 of the Original Offer to Purchase, “Withdrawal Rights” for instructions on how to withdraw your common shares.

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Company other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Company.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Cardiome may, in its sole discretion, take such action as it may deem necessary to extend the Offer to shareholders in any such jurisdiction.

FORWARD-LOOKING STATEMENTS

This Notice and the information in the Original Offer to Purchase and the Original Circular may contain statements that constitute “forward-looking information” or “forward-looking statements” within the meaning of Canadian securities laws. See the “Cautionary Statement for Forward-Looking Statements” in the Offer to Purchase.

GENERAL MATTERS

In this Notice, “Cardiome”, the “Company”, “we”, “us” or “our” refer collectively to Cardiome Pharma Corp. and its consolidated subsidiaries and “common shares” means our common shares without par value, in each case unless the context otherwise requires.

NOTICE OF CHANGE AND NOTICE OF VARIATION

September 25, 2009

To the Shareholders of Cardiome Pharma Corp.

By notice to the Depository, and as set forth in this Notice, we have (i) extended the period during which the Offer is open for acceptance to 5:00 p.m. (Eastern time) on October 13, 2009, unless further extended or withdrawn by us, and (ii) updated certain information disclosed in the Original Offer to Purchase and Original Circular to reflect certain changes in information and other recent developments.

Unless the context requires otherwise or unless otherwise defined, capitalized terms used in this Notice have the same meaning as in the Original Offer to Purchase and the Original Circular. This Notice should be read in conjunction with the Original Offer to Purchase and Original Circular, and the related Letter of Transmittal. Except as otherwise set forth in this Notice, the terms and conditions of the Offer previously set forth in the Original Offer to Purchase and Original Circular, and the related Letter of Transmittal, continue to be applicable in all respects.

Shareholders are urged to consider carefully the income tax consequences of accepting the Offer. Shareholders should consult their own tax advisors as to the specific tax consequences to them of accepting the Offer. See Section 15 of the Original Circular, “Income Tax Considerations”.

1.	Extension of the Offer

We have amended the Offer by extending the period during which the Offer is open for acceptance from 5:00 p.m. (Eastern time) on October 6, 2009 to 5:00 p.m. (Eastern time) on October 13, 2009. Accordingly, all references to the “Expiration Date” in the Offer to Purchase and the Circular, and the related Letter of Transmittal and Notice of Guaranteed Delivery, shall hereafter be references to October 13, 2009 or such later date to which we may extend the Offer.

2.	Change in Information Contained in the Original Offer to Purchase and Original Circular

Development Strategy for GED-aPC Technology and Transition of Dr. Charles Fisher to Consulting Role

On September 25, 2009, we announced that future development and commercialization of our GED-aPC technology, currently held in a subsidiary company, will be funded externally. In support of the transition of our GED-aPC program, Dr. Charles Fisher, our Chief Medical Officer and Executive Vice President, Clinical & Regulatory Affairs, will assume an advisory role as a consultant to us, effective October 1, 2009. If the GED-aPC subsidiary seeks external capital to fund future activities, we may choose to co-invest in the venture to maintain our equity interest.

In November 2007, we initiated subject dosing in a Phase 1 study of GED-aPC, and successfully completed multiple cohorts.  We have determined that no further cohorts will be conducted, and enrollment in this trial is complete.  The single-blinded, placebo-controlled, dose-ranging study measured the safety, tolerability, pharmacokinetics and pharmacodynamics of GED-aPC in 48 healthy subjects, with each subject receiving a 15-minute loading dose at the start of a 24-hour continuous intravenous infusion of GED-aPC. Results from this study are expected to be released by the end of 2009.

Comments from the U.S. Securities Exchanges Commission (the “Commission”)

Pursuant to comments received from the Commission on September 15, 2009, we filed an Amendment No. 1 to Schedule TO relating to the Offer on September 18, 2009.  Amendment No. 1 to Schedule TO is available on the Commission's website at www.sec.gov. The following is a summary of the amendments made to the Original Offer to Purchase pursuant to Amendment No. 1 to Schedule TO:

•
The “Cautionary Statement Regarding Forward-Looking Statements” on page iv of the Original Offer to Purchase was amended to remove the reference to the United States Private Securities Litigation reform Act of 1995;

•
The “Summary Term Sheet” and Section 6,  “Withdrawal Rights” of the Original Offer to Purchase were amended to allow a withdrawal right if we do not accept the common shares for payment within forty business days after the commencement of the Offer;

•
Section 7, “Conditions of the Offer” of the Original Offer to Purchase was amended to limit our ability to terminate the Offer under certain conditions only up to the expiry of the Offer rather than at any time before the payment of any common shares; and

•
Section 7, “Conditions of the Offer” of the Original Offer to Purchase was amended to note that the termination right regarding the commencement of war or armed hostilities includes only a “material escalation” of any such war or armed hostility that Canada or the United States are currently engaged in.

3.	Time and Manner of Acceptance of the Offer

The Offer is open for acceptance until 5:00 p.m. (Eastern time) on October 13, 2009, unless further extended or withdrawn by us. The procedure for accepting the Offer is described in Section 5 of the Original Offer to Purchase, “Procedure for Depositing Shares”.

4.	Taking Up and Payment for Deposited Shares

Subject to the terms and conditions of the Offer (as the same may be amended), including conditions relating to pro-ration and conditional tenders, and subject to and in accordance with applicable Canadian and U.S. securities laws, we will take up and pay for all common shares properly deposited or deemed to be deposited for purchase (and not withdrawn) at or below the Purchase Price promptly after the Offer expires. The procedure by which we will take up and pay for common shares tendered to the Offer is described in Section 9 of the Offer to Purchase, “Taking Up and Payment for Deposited Shares”.

5.	Withdrawal of Shares

Common shares deposited for purchase under the Offer may be withdrawn from the Offer in accordance with the provisions set forth in Section 6 of the Offer to Purchase, “Withdrawal Rights”.

6.	Amendments to Offering Documents

The Original Offer to Purchase and the Original Circular, and the related Letter of Transmittal and Notice of Guaranteed Delivery, are hereby amended to the extent necessary to reflect the information contained in this Notice.

7.	Statutory Rights

Securities legislation of the provinces and territories of Canada provides shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to those shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

September 25, 2009

CERTIFICATE

September 25, 2009

The Board of Directors of Cardiome Pharma Corp. (“Cardiome”) has approved the contents of the Notice of Change and Notice of Variation of Cardiome dated September 25, 2009 and the delivery thereof to the shareholders. The foregoing, together with the Original Offer to Purchase and the Original Circular, each dated September 1, 2009, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Douglas G. Janzen Chief Executive Officer and President	(Signed) Curtis Sikorsky Chief Financial Officer

On behalf of the Board of Directors:

(Signed) Harold H. Shlevin Director	(Signed) Peter W. Roberts Director

C-1

DEPOSITORY FOR THE OFFER

The Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery, the certificates for common shares and any other required documents must be sent or delivered by each depositing shareholder or the shareholder’s broker, commercial bank, trust company or other nominee to the Depository at one of its addresses specified below:

Computershare Investor Services Inc.

By Mail: PO Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions	International Calls: 1-514-982-7555 Toll Fee Number: 1-800-564-6253	By Hand or Overnight Courier: 100 University Avenue, 9th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Any questions or requests for assistance may be directed to the Depository at the addresses and telephone number specified above. Shareholders also may contact the Dealer Managers or their broker, commercial bank or trust company for assistance concerning the Offer. Manually executed photocopies of the Letter of Transmittal or the Notice of Guaranteed Delivery will be accepted.

THE DEALER MANAGERS FOR THE OFFER ARE:

In the United States: Oppenheimer & Co. Telephone: (212) 667-5506	In Canada: Canaccord Capital Corporation Telephone: (416) 869-3349